EXHIBIT 99.1

Energy Conversion Devices Reports First Fiscal Quarter Financial Results

Solar Revenue Increases 77% Over Prior Year
Gross Margin Increases to 18%
Total Cash and Investments Position Improves to $206 Million
Technology Roadmap Updated to 14% Efficiency and $0.65 Cost per Watt

ROCHESTER HILLS, Mich., Nov. 9, 2010 (GLOBE NEWSWIRE) -- Energy Conversion Devices, Inc. (ECD) (Nasdaq:ENER), a leading global provider of thin-film flexible solar laminate products and systems to the building-integrated, commercial and residential rooftop markets, today announced financial results for its first fiscal quarter of 2011, ended September 30, 2010.

Total consolidated revenue for the quarter was $68.4 million, an increase of 59% over the first fiscal quarter of 2010, and a decrease of 21% from the previous quarter. Solar product and system sales were $65.0 million, an increase of 77% over the previous year, and a decrease of 20% from the previous quarter. Consolidated gross margin for the quarter was 18% or $12.5 million, as compared to 3% or $3.0 million in the prior quarter. During the quarter, ECD shipped 30.6 megawatts of its UNI-SOLAR® brand PV laminates, and produced 33.6 megawatts.

The company reported a net loss of $13.5 million, or $0.29 per share. This compares to a net loss of $12.0 million, or $0.28 per share, in the first fiscal quarter of 2010, and a net loss of $20.9 million, or $0.49 per share, in the prior quarter.

As of September 30, 2010 the Company had $206.5 million in cash, cash-equivalents, restricted cash and short-term investments, an increase of $1.8 million over the prior quarter's ending balance. Operating cash flow for the quarter was $19.2 million driven by strong working capital management.

Included in the company's first quarter results were $0.5 million of restructuring charges, and $1.0 million of costs including expenses associated with the company's facilities consolidation which are included in selling, general and administrative costs. The company also recognized a $1.2 million non-cash gain from the early retirement of long-term debt.

Mark Morelli, ECD's President and Chief Executive Officer, said, "We continue to make progress on our path to profitability. Our capacity utilization was higher and our net loss was lower as compared to our previous quarter; this was the third straight quarter of improvement on these two very important metrics. Our higher gross margin was driven primarily by a reduction in our cost per watt, but also continuing stability in pricing."

"We expect to realize further cost reductions due to high factory utilizations and the execution of the initial stages of our technology roadmap. First shipments of our new PowerBond product will begin in the first half of calendar year 2011 and our High Frequency 10% aperture-area efficiency products will begin production in the summer. We anticipate that once fully ramped, end of next year, we will achieve a $1.15 cost per watt for this technology," Morelli continued.

The Company also updated the future stages of its technology roadmap, which includes the introduction of its proprietary Nano-Crystalline cell structure in the fall of 2012. "The introduction of Nano-Crystalline technology allows us to provide outstanding energy density while maintaining our flexible, lightweight, non-penetrating core rooftop product attributes. We now believe that we can achieve 14% aperture-area efficiency at a production cost of $0.65 per watt by 2015," said Dr. Subhendu Guha, Chairman of United Solar, and Chief Technology Officer of ECD.

The company provided guidance for its second fiscal quarter of 2011 and adjusted its guidance for the full fiscal year as follows:

	Q2'11	FY 2011
Shipments (MW)	28-33	120-140
Production (MW)	30-33	120-140
Consolidated Revenue ($M)	68-78	290-330
Consolidated Gross Margin (%)	18-20%	16-20%
SG&A and R&D Expense ($M)	~20	75-80
Interest Expense ($M)	~7	~28
Restructuring Charges ($M)	~0	1-2
Tax Expense ($M)	~0.5	1-2
Capital Expenditures ($M)	~10	~40

Morelli concluded, "Our guidance reflects the continued traction that our business model is gaining around the world, but especially in our core markets of Italy, France and North America. We are adjusting our full year guidance with confidence in our expanding pipeline and market share growth going into calendar year 2011. We have increased the lower end of our full year revenue guidance to $290 million, and we have increased our gross margin guidance range to 16-20%. We have also increased our capital expenditures to reflect the acceleration of the upgrade of our next High Frequency line to improve our path to higher energy density and lower cost products. The strengthening of the markets where our products perform best, the continued adoption of our BAPV product offerings and the growth in the U.S. residential market represent significant opportunities for our company. Despite any quarterly unevenness, we believe the trend of our revenue is up, our costs are down, and we continue to expect a return to profitability in calendar year 2011."

Conference Call / Webcast Details

Management of Energy Conversion Devices will review these financial results on a conference call on Tuesday, November 9, 2010, at 10:00 a.m. ET. To participate in the conference call, please dial (877) 858-2512 or (706) 643-3219 (international) at least 10 minutes prior to the start of the call. Callers will need to reference conference ID number 18689375. The conference call will be webcast live over the Internet and can be accessed in the Investor Relations – Events section of the company's website at www.energyconversiondevices.com.

An audio replay of the call will be available approximately two hours after the conclusion of the call. The replay will remain available until 11:59 p.m. EST November 11, 2010 and can be accessed by dialing (800) 642-1687 or (706) 645-9291 (international) and providing conference ID number 18689375. The webcast will also be archived on the Company's website.

About Energy Conversion Devices

Energy Conversion Devices is a leading global provider of thin-film flexible solar laminate products and systems for the building integrated, commercial and residential rooftop markets. The company manufactures, sells and installs thin-film solar laminates that convert sunlight to energy using proprietary technology. ECD's UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. The company also designs, manufactures and installs rooftop photovoltaic systems which enable customers to transform unused space on the rooftop into a value-generating asset. In addition, ECD's Ovonic Materials Division is the pioneer in NiMH battery technology and other material science technologies for the alternative energy industry. For more information, please visit www.energyconversiondevices.com.

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: our ability to maintain our customer relationships; the worldwide demand for electricity and the market for solar energy; the supply and price of components and raw materials for our products; and our customers' ability to access the capital needed to finance the purchase of our product. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release. Energy Conversion Devices, Inc. assumes no responsibility to update any forward-looking statements contained herein.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2010	2009 (1)
Revenues
Product sales	$ 53,397	$ 34,143
System sales	11,650	2,567
Royalties	2,115	1,959
Revenues from product development agreements	827	3,991
License and other revenues	408	284
Total Revenues	68,397	42,944
Expenses
Cost of product sales	45,016	24,107
Cost of system sales	10,555	3,726
Cost of revenues from product development agreements	329	3,281
Product development and research	2,399	2,245
Preproduction costs	64	10
Selling, general and administrative	17,644	16,202
Net (gain) loss on disposal of property, plant and equipment	(76)	974
Restructuring charges	491	677
Total Expenses	76,422	51,222
Operating Loss	(8,025)	(8,278)
Other Income (Expense)
Interest income	344	292
Interest expense	(6,986)	(7,170)
Gain on debt extinguishment	1,189	--
Distribution from joint venture	--	1,309
Other nonoperating income, net	132	885
Total Other Income (Expense)	(5,321)	(4,684)
Loss before Income Taxes and Equity Loss	(13,346)	(12,962)
Income tax expense (benefit)	155	(915)
Loss before Equity Loss	(13,501)	(12,047)
Equity loss	(34)	--
Net Loss	(13,535)	(12,047)
Net Loss Attributable to Noncontrolling Interest	(79)	(74)
Net Loss Attributable to ECD Stockholders'	$ (13,456)	$ (11,973)

Loss Per Share, Attributable to ECD Stockholders'	$ (0.29)	$ (0.28)

Diluted Loss Per Share, Attributable to ECD Stockholders'	$ (0.29)	$ (0.28)

Basic weighted shares outstanding	46,128	42,299
Diluted shares outstanding	46,128	42,299

(1) As adjusted due to the implementation of FASB ASC 470-20.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2010	June 30, 2010 (1)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 68,963	$ 79,158
Short-term investments	125,369	113,771
Accounts receivable, net	58,366	72,021
Inventories, net	63,596	61,495
Other current assets	33,321	27,237
Total Current Assets	349,615	353,682

Property, Plant and Equipment, net	303,296	301,056

Other Assets:
Restricted cash	12,157	11,749
Lease receivable, net	10,592	10,854
Other assets	13,727	14,606
Total Other Assets	36,476	37,209

Total Assets	$ 689,387	$ 691,947
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 60,383	$ 56,035
Current portion of warranty liability	11,166	12,125
Other current liabilities	10,523	9,130
Total Current Liabilities	82,072	77,290

Long-Term Liabilities:
Convertible senior notes	239,645	243,654
Capital lease obligations	19,988	20,296
Warranty liability	30,952	29,210
Other liabilities	19,268	19,872
Total Long-Term Liabilities	309,853	313,032

Commitments and Contingencies (Note 10)

Stockholders' Equity
Common stock, $0.01 par value, 100 million shares authorized, 49,863,710 and 48,554,812 issued at September 30, 2010 and June 30, 2010, respectively	499	486
Additional paid-in capital	1,087,005	1,079,910
Treasury stock	(700)	(700)
Accumulated deficit	(787,844)	(774,388)
Accumulated other comprehensive loss, net	(1,306)	(3,570)
Total ECD stockholders' equity	297,654	301,738
Accumulated deficit – noncontrolling interest	(192)	(113)
Total Stockholders' Equity	297,462	301,625
Total Liabilities and Stockholders' Equity	$ 689,387	$ 691,947

(1) As adjusted due to the implementation of FASB ASC 470-20.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Three Months Ended September 30,
	2010	2009 (1)
Cash flows from operating activities:
Net loss	$ (13,535)	$ (12,047)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,409	8,892
Amortization of debt discount and deferred financing fees	4,242	4,115
Share-based compensation	881	1,051
Gain on debt extinguishment	(1,189)	--
Net (gain) loss on disposal of property, plant and equipment	(76)	974
Equity loss	34	--
Changes in operating assets and liabilities, net of foreign exchange:
Accounts receivable	14,350	8,924
Inventories	(868)	(29,880)
Other assets	(229)	446
Accounts payable and accrued expenses	9,410	(7,442)
Other liabilities	769	(954)
Net cash provided by (used in) operating activities	19,198	(25,921)

Cash flows from investing activities:
Purchases of property, plant and equipment	(12,068)	(12,157)
Acquisition of business, net of cash acquired	--	(2,088)
Purchases of investments	(45,478)	--
Proceeds from maturities of investments	14,200	34,069
Proceeds from sale of investments	19,259	9,771
Proceeds from sale of property, plant and equipment	126	--
Development loans	(3,275)	--
Increase in restricted cash	(408)	--
Net cash (used in) provided by investing activities	(27,644)	29,595

Cash flows from financing activities:
Principal payments under capitalized lease obligations and other debt	(426)	(174)
Repayment of revolving credit facility	--	(5,705)
Net cash used in financing activities	(426)	(5,879)

Effect of exchange rate changes on cash and cash equivalents	(1,323)	233
Net decrease in cash and cash equivalents	(10,195)	(1,972)
Cash and cash equivalents at beginning of period	79,158	56,379
Cash and cash equivalents at end of period	$ 68,963	$ 54,407

(1) As adjusted due to the implementation of FASB ASC 470-20.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
RECONCILIATION OF Q4 2010 AS ADJUSTED FOR THE IMPLEMENTATION OF
FASB ASC 470-20
(In thousands, except per share data)

	Quarter Ended June 30, 2010
	As previously reported in the Form 10-K press release	ASC 470-20	As Reported
Revenues
Product sales	$ 66,889	$ --	$ 66,889
System sales	14,362	--	14,362
Royalties	1,852	--	1,852
Revenues from product development agreements	2,187	--	2,187
License and other revenues	864	--	864
Total Revenues	86,154	--	86,154
Expenses
Cost of product sales	67,756	--	67,756
Cost of system sales	13,645	--	13,645
Cost of revenues from product development agreements	1,775	--	1,775
Product development and research	2,530	--	2,530
Preproduction costs	223	--	223
Selling, general and administrative	16,645	--	16,645
Net gain on disposal of property, plant and equipment	(188)	--	(188)
Restructuring charges	1,276	--	1,276
Total Expenses	103,662	--	103,662
Operating (Loss) Income	(17,508)	--	(17,508)
Other Income (Expense)
Interest income	371	--	371
Interest expense	(6,740)	(231)	(6,971)
Gain on debt extinguishment	4,294	(291)	4,003
Other nonoperating income (expense), net	(988)	--	(988)
Total Other Income (Expense)	(3,063)	(522)	(3,585)
(Loss) Income before Income Taxes	(20,571)	(522)	(21,093)
Income tax (benefit) expense	(293)	--	(293)
(Loss) Income before Equity Loss	(20,278)	(522)	(20,800)
Equity loss	(74)	--	(74)
Net (Loss) Income	(20,352)	(522)	(20,874)
Net Loss Attributable to Noncontrolling Interest	(73)	--	(73)
Net (Loss) Income Attributable to ECD Shareholders	$ (20,279)	$ (522)	$ (20,801)

(Loss) Earnings Per Share	$ (0.48)	$ (0.01)	$ (0.49)

Diluted (Loss) Earnings Per Share	$ (0.48)	$ (0.01)	$ (0.49)

Basic weighted shares outstanding	42,544	--	42,544
Diluted shares outstanding	42,544	--	42,544
CONTACT:  Energy Conversion Devices, Inc.
          Michael E. Schostak, Head of Investor Relations
          (248) 299-6063
          investor.relations@energyconversiondevices.com